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                                EXHIBIT 1(6)(b)


                     Bylaws of USAA Life Insurance Company
                          as amended, April 17, 2000

                                    Bylaws
                                      of
                                     USAA
                                LIFE INSURANCE
                                    COMPANY


                                    [LOGO]
                                     USAA


                          USAA LIFE INSURANCE COMPANY
                              San Antonio, Texas

                            Amended April 17, 2000
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                                    Bylaws
                                      of
                          USAA LIFE INSURANCE COMPANY
                        A subsidiary of United Services
                         Automobile Association (USAA)


                           As Amended April 17, 2000


                          (*Denotes Amended Sections)

                                   Article I
                              Stock Certificates

     Section 1. All certificates of capital stock shall be signed by the President or a Vice President, and the Secretary, and shall be sealed with the corporate seal.

     Section 2. Transfers of capital stock shall be made only on the books of the Company; and the old certificates, properly endorsed, shall be surrendered and cancelled prior to the issuance of a new certificate.

     Section 3. In the event of loss or destruction of a certificate of stock, no new certificate shall be issued in lieu thereof except upon satisfactory proof of such loss or destruction.

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                                  ARTICLE II
                            Stockholders' Meetings


     *Section 1. The stockholders of this Company shall meet annually for the purpose of electing a Board of Directors and the transaction of such other business as may be brought before the meeting.

     Section 2. Special meetings of stockholders of this Company may be called by a majority of the Board of Directors or upon the written request of stockholders representing a majority of the capital stock of the Company, on a date and at a place fixed by the Board of Directors.

     Section 3. Written notice of all meetings of stockholders shall be delivered either personally or by mail not less than ten days, nor more than fifty days, in advance thereof to each stockholder at his last address as shown on the Company's record of stockholders. Such notices shall be mailed or delivered by the President and they shall state the time, the place, and the purpose of any special meeting.

     Section 4. The President of this Company shall preside at all meetings of stockholders. In the event of the absence of such officer, a chairman shall be elected from among those persons present. The Secretary of the Company shall act as secretary for the meeting of stockholders. In the event of the absence of such secretary, a secretary may be appointed by the President or by the Chairman of the meeting.

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     Section 5. At all meetings of stockholders, each stockholder shall be entitled to cast one vote for each share of stock held in his name, which vote may be cast either in person or by proxy properly executed. All proxies shall be in writing and shall be filed with the Secretary forty-eight (48) hours prior to the hour of the meeting.

     Section 6. A quorom for the transaction of business at any meeting of stockholders shall consist of stockholders representing a majority of the number issued and outstanding shares of the capital stock, either in person or by proxy; but the stockholders present at any meeting, though less than a quorum, may adjourn the meeting from time to time.

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                                  ARTICLE III
                                   Directors


     Section 1. There shall be not less than seven directors, one of whom shall be the President of the Company; the number of directors for the ensuing year to be determined by the stockholders at each annual meeting.

     Section 2. The directors, except the President of the Company, shall be elected at the Annual Stockholders' Meeting from among the members of USAA resident in the United States, who are also officers of USAA or one of its subsidiaryies. Except as may otherwise be provided in the Bylaws, directors shall hold office for one year.

     Section 3. Any director who is absent from four consecutive meetings of the Board shall automatically cease to hold the office of director.

     Section 4. Unless a director resigns or is disqualified, he shall hold office until his successor is elected and qualified.

     Section 5. Any vacancy on the Board of Directors may be filled by the stockholders at any special stockholders' meeting or by a majority of the remaining directors even though a quorum does not remain, and the chosen directors shall hold office until the next Annual Meeting of the Stockholders.

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                                  ARTICLE IV
                       Organization and Meetings of the
                              Board of Directors


     Section 1. The Board of Directors shall elect, from Directors, a Chairman and a Vice Chairman of the Board, who shall hold such offices until the meeting of the Board of Directors following the next Annual Meeting of Stockholders, or until their successors are elected and qualified. The Chairman shall be the presiding officer of the Board, and may perform all of the duties usually incident to such an office.

     Section 2. There shall be no stated meetings of the Board of Directors except one immediately after the Annual Meeting of the Stockholders for the purpose of electing a Chairman and a Vice Chairman of the Board, and electing an Executive Committee for the ensuing year, and for the transaction of such other business as may come before the meeting.

     Section 3. Special meetings of the directors may be called by the President, the Chairman of the Board, or by any three directors. The President or the Secretary shall send advance written notice to each director at least five days before any special meeting.

     Section 4. Five directors shall constitute a quorum capable of transacting any business that may come before the meeting, except as provided elsewhere in the Bylaws.

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                                   ARTICLE V
                  Powers and Duties of the Board of Directors
                    in Addition to Those Covered Elsewhere
                                in These Bylaws


     Section 1. The business management and affairs of the Company shall be under the direction and control of the Board of Directors, as shall be its several officers, agents, and employees, and the Board of Directors shall have authority to authorize contracts, incur liabilities, expend or invest funds, and such other matters and things connected with the conduct of the Company as they may determine; subject always, however, to the right of the stockholders to direct and to control the Board of Directors in the exercise of these powers, and to review, revise, approve or disapprove its prior acts, as herein provided.

     Section 2. The Board of Directors may grant special or general authority to others, and may likewise withdraw such authority, all upon such terms and conditions as the Board of Directors may determine.

     Section 3. The funds of the Company shall be deposited in such banks as the Board of Directors may determine, to be withdrawn only as may be determined by the Board of Directors under general or special authority.

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                                  ARTICLE VI
                                   Officers

     Section 1. The officers of the Company shall be a President, who shall be a director, one or more Vice Presidents, a Secretary, and a Treasurer. Any two or more offices may be held by the same person, except that the President and Secretary shall not be the same person. The Board of Directors may appoint such other officers as they may determine.

     Section 2. The officers shall perform such duties as are customarily performed by such officers of similar companies, and such others as may be imposed upon them by the Board of Directors or stockholders. The President shall be the managing officer of the Company.

     Section 3. All officers shall be appointed by the Board of Directors and shall hold office until their successors are appointed and qualified, unless sooner removed at any time by a majority vote of the whole Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

     Section 4. The Board of Directors shall require officers, agents and employees of the Company to be bonded in an amount and with a surety approved by the Board, the expense of which shall be paid by the Company.

     Section 5. The powers vested by the Board of Directors in any committee, officer, agent or employee of the Company may be limited, altered or revoked by the Board of Directors, through proper action at any meeting.

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                                  ARTICLE VII
                              Executive Committee


     Section 1. There shall be an Executive Committee to meet the emergency and routine business demands of the Company with such powers as the Board of Directors may delegate.

     *Section 2. The Executive Committee shall consist of not less than three nor more than five members elected from the Board of Directors by a majority vote of the whole Board of Directors; The Chairman of the Board of Directors shall serve as the Chairman of the Executive Committee.

     Section 3. The members of the Executive Committee shall be elected at the meeting of the Board of Directors following the Annual Meeting of Stockholders. Except as may otherwise be provided in the Bylaws, all members of the Executive Committee, except the President, shall hold office for one year.

     Section 4. Any vacancy on the Executive Committee may be filled by the Board of Directors as otherwise provided by the Bylaws, and the chosen Committee member shall serve until the meeting of the Board of Directors following the next Annual Meeting of Stockholders.

     Section 5. A majority of the Executive Committee shall constitute a quorum.

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                                 ARTICLE VIII
                                  Amendments


     Section 1. These Bylaws may be repealed, altered or amended at any regular or special meeting of the stockholders, provided notice of such repeal, alteration or amendment is given in the notice of such meeting.


                                  ARTICLE IX
                   Indemnification of Directors and Officers


     Section 1. The Company shall indemnify any director or officer or former director or officer of the Company, or any person who, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses, including court costs and attorneys' fees, actually incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, in which such person was, is, or is threatened to be named defendant or respondent because of being or having been such director or officer of because of serving or having served in such capacity at the request of the Company, in which case indemnification shall be limited to reasonable expenses

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actually incurred by the person in connection with such action, suit or proceedings, if the person (1) conducted himself in good faith, (2) reasonably believed, in the case of conduct in his official capacity as director, officer, agent or employee of the Company, that his conduct was in the Company's best interests, and, in all other cases, that his conduct was at least not opposed to the Company's best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Such person may not be indemnified for obligations resulting from such action, suit or proceeding in which the person is found (1) liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity, or (2) liable to the Company; provided, however, that nothing in this Article shall be construed to limit the protection or the rights afforded any director or officer or former director or officer or other person entitled to indemnity hereunder under the Company's articles of incorporation or bylaws (as either may be amended from time to time) or under any agreement, insurance policy or vote of shareholders, or otherwise. In this Article, "official capacity" shall, when used with respect to a director, mean the office of director in the Company, and shall, when used with respect to a person other than a director mean the elective or appointive office in the Company held by the officer or the employment or agency relationship undertaken by the employee or agent in behalf of the Company, but in each instance, does not include service for any other foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise. Indemnification in all cases not provided for in this Article shall be governed by the Texas Business Corporation Act, as amended and in effect from time to time.

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     Section 2. Any indemnification or advance or expenses to a director in accordance with this Article shall be reported in writing to the stockholders of the Company with or before the notice or waiver of notice of the next meeting of stockholders, or with or before the next submission to stockholders of a consent to action without a meeting and, in any case, within the twelve-month period immediately following the date of the indemnification or advance.

     Section 3. The Company may purchase and maintain indemnity insurance with respect to any obligations hereunder to the full extent permitted by law.

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                                   ARTICLE X


     Section 1. The fiscal year of the Company shall be the calendar year.


                                  ARTICLE XI


     Section 1. The corporate seal, or any facsimile thereof, shall contain the following legend:

                      USAA LIFE INSURANCE COMPANY, TEXAS

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                            Original Bylaws Adopted
                                 July 24, 1963

                                First Amendment
                              September 22, 1965

                               Second Amendment
                                April 27, 1966

                                Third Amendment
                                April 26, 1967

                               Fourth Amendment
                               February 24, 1971

                                Fifth Amendment
                                April 29, 1972

                                Sixth Amendment
                                 June 20, 1978

                               Seventh Amendment
                                April 17, 1980

                               Eighth Amendment
                               November 13, 1980

                                Ninth Amendment
                                August 16, 1983

                                Tenth Amendment
                               November 23, 1988

                              Eleventh Amendment
                                January 1, 1992

                               Twelve Amendment
                                April 17, 2000

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